Exhibit 10.2

FIRST AMENDMENT OF 2013 TECHNOLOGY AGREEMENT

THIS FIRST AMENDMENT OF 2013 TECHNOLOGY AGREEMENT (this “Amendment”) is made and entered into as of the 13 day of March, 2017 (the “Effective Date”) by and between GUANGREN “GARY” CHEN, an individual U.S. citizen residing at Shanghai China (“Chen”) and HEART TEST LABORATORIES, INC., a Texas corporation having its principal place of business at 1301 Solana Boulevard, Suite 1527, Westlake, Texas 76262 (“HTL”). Chen and HTL are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, Chen and HTL are parties to that certain 2013 Technology Agreement, dated as of December 31, 2013 (the “Technology Agreement”);

WHEREAS, HTL requires Chen’s signature to documents for patent applications and patents heretofore or presently filed, or to be filed in the future, by HTL, naming Chen as an inventor, and Chen acknowledges his obligation as provided in Section 3 of that certain Master Assignment dated January 1, 2014, between the Parties, to cooperate with HTL by executing, delivering and recording such instruments, documents, and evidence, and taking any and all such other action as HTL may reasonably request;

WHEREAS, Chen desires to sign documents, including declaration and assignment documents, for patent applications and patents filed by HTL naming Chen as an inventor;

WHEREAS, Chen desires to be indemnified for his inventive activities and for being named as an inventor on the patent applications and patents; and

WHEREAS, subject to Chen’s execution of patent documents, HTL desires to extend the indemnity of Chen in the Technology Agreement to include indemnity for Chen’s inventive activities and being so named as an inventor.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties, intending to be legally bound, hereby agree as follows:

1. Defined Terms. Capitalized terms used herein and defined in the Technology Agreement shall have the meanings given those terms in the Technology Agreement.

2. Amendment to ARTICLE VIII, Indemnification; Releases. Section 8.1.1 of the Technology Agreement is hereby superseded and amended to read as follows:

8.1.1 HTL will, to the fullest extent allowed by Texas law, indemnify, defend and hold harmless Chen, from and against any and all Losses, resulting or arising (i) from acts of omission or commission committed by Chen in his capacity as an officer or director of HTL prior to the Effective Date; (ii) Chen’s inventive activities undertaken to conceive, reduce to practice, develop, or commercialize the Covered Technology for HTL; or (iii) from or relating to Chen’s execution of patent documents requested by HTL as a result of Chen being named as an inventor on any existing or future patent applications or patents for the Covered Technology, provided Chen shall comply with the requirements imposed upon inventors by the United States Patent and Trademark Office in his declarations and attestation to documents presented him by HTL (referred to herein as “Indemnified Events”). For purposes of this Section 8.1, the “Loss” or “Losses” means and includes any and every liability, demand, claim, suit, expense, attorneys’ fees, or other damage, loss or cost suffered or incurred by Chen.

3. No Other Amendment. Except for the amendment expressly set forth herein, the Technology Agreement shall not be amended or modified in any manner. The terms of the Technology Agreement not otherwise affected by this amendment shall continue to apply and shall equally apply to and are incorporated in this Amendment.

4. Counterparts; Facsimiles and Scans. This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Facsimiles and electronic scans containing original signatures will be deemed for all purposes to be originally-signed copies of the documents which are the subject of such facsimiles or scans.

5. Perfection of Dr. Chen’s Security Interest. HTL acknowledges Dr. Chen’s security interest in the subject patents and patent applications and agrees to execute UCC-1 financing statements as needed to particularly identify such assets and assist Dr. Chen in perfecting his security interest in them.

6. Mutual Agreement. Each party agrees that, except for the declaration and assignment documents presently requested to be signed by Chen, which documents shall be signed as a condition to this Amendment, the party will sign such documents as the other party reasonably requests as provided in the Technology Agreement and related documents and return the executed documents within 21 days of the request. For the avoidance of doubt, the return of documents within such period shall include all security related documents, as well as declaration and assignment and other documents related to patent applications and patents.

FIRST AMENDMENT TO 2013 TECHNOLOGY AGREEMENT	HIGHLY CONFIDENTIAL

IN WITNESS WHEREOF, the Parties by their duly authorized representatives have entered into this Amendment as of the Effective Date.

CHEN:

/s/ Guangren Chen
Guangren “Gary” Chen

HTL:

Heart Test Labor

By:	/s/ Mark Hilz
Name:	Mark Hilz
Its:	Chief Executive Officer

FIRST AMENDMENT TO 2013 TECHNOLOGY AGREEMENT	HIGHLY CONFIDENTIAL